Exhibit 5.1 & 23.2

KRIEGER & PRAGER, LLP

ATTORNEYS AT LAW

39 Broadway, Suite 920

New York, New York 10006

Telephone: (212) 363-2900

Facsimile:  (212) 363-2999

December 4, 2007

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:

IP Technology Services,  Inc.

Form SB-2   REGISTRATION STATEMENT

Ladies & Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by IP Technology Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed thee genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement., legally, and validly issued fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ KRIEGER & PRAGER, LLP